Bell Foods International, Inc.

3213 Waconda Road

Gervais, OR 97026

April 19, 2017

Alkame Holdings, Inc. Attn: Robert K. Eakle

3651 Lindell Road, Suite D #356

Las Vegas, NV 89103

Dear Robert:

This Letter Agreement (the “Letter”) is made and entered into by and between Bell Foods International, Inc., an Oregon corporation (“Seller”) and Alkame Holdings, Inc., a Nevada corporation (“Buyer”).  Reference is hereby made to the Equipment Lease Agreement dated simultaneous herewith and executed by Buyer and Seller (the “Equipment Agreement”).  Buyer and Seller wish to supplement the Equipment Agreement as specifically provided in this Letter. The effective date of the Equipment Agreement is May 1, 2017, and this Letter shall also be effective as of such date (the “Effective Date”).

Pursuant to verbal agreement of Buyer and Seller, Seller has agreed to assign to Buyer all of its accounts receivable as of the Effective Date, which will be reported to Buyer on the Effective Date (the “A/R”). In consideration for such assignment of the A/R, Buyer has agreed to assume and pay all of Seller’s trade accounts payable as of the Effective Date, which will be reported to Buyer on the Effective Date (the “A/P”).

Included in the A/P is a loan payable to Craig Bell in the sum of One Hundred Fifty Thousand Dollars ($150,000) (the “Bell Note”).  Included in the A/R are monies payable to Seller from its customer Williams Sonoma, Inc. (the “WS Receivable”).

Between the date of this Letter and the Effective Date, Seller shall apply the WS Receivable to pay portions of the A/P, which may include the Bell Note.  In the event that at any time prior to the Effective Date some portion of the A/P come due and there is insufficient cash available to satisfy such obligations, Craig Bell may loan additional funds to Seller which shall be added to and become part of the unpaid balance of the Bell Note. As of the Effective Date, Seller hereby assigns the A/R to Buyer, and Buyer hereby assumes and agrees to pay and hold Seller harmless from the A/P. With respect to the Bell Note, Buyer shall pay the full unpaid principal balance thereon on the Effective Date.   Buyer shall indemnify, defend and Hold Seller and its shareholders, officers, directors, agents, employees from and against any and all claims, liabilities, actions, and damages related to the A/P. Buyer acknowledges that Craig Bell may enforce the obligation of Buyer to pay the Bell

Note as provided in this Letter.

The agreements of the Parties set forth in this Letter shall be deemed to be an addition to the Equipment

Agreement and shall be incorporated therein by this reference as if they were an original part thereof. It is so agreed as of the date first set forth above.

SELLER:

BUYER:

Bell Foods International, Inc.

Alkame Holdings, Inc.

By:

By: Robert K. Eakle

Craig C. Bell, President

Robert K. Eakle, CEO

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